RISK FACTORS

Risks Relating to Our Business

Our business is susceptible to adverse economic conditions, including changes in consumer demand, changes in consumer confidence, changes in fuel prices and reduced credit availability.

We believe that the automotive retail industry is influenced by general economic conditions, consumer demand, consumer confidence, personal discretionary spending, interest rates, fuel prices, weather conditions and unemployment rates. The worldwide automotive industry experienced significant operational and financial difficulties in 2008 and 2009. The turbulence in worldwide credit markets and resulting decrease in the availability of financing and leasing alternatives for consumers hampered our sales efforts. Continued or further restricted credit availability could materially adversely affect our operations as many of our retail sales customers purchase vehicles using credit. In 2008, volatility in fuel prices impacted consumer preferences and caused dramatic swings in consumer demand for various vehicle models, which led to supply and demand imbalances. Since September 2008, there has been reduced consumer confidence and spending in the markets in which we operate, which we believe has resulted in reduced customer traffic in our dealerships. We believe continued adverse economic conditions will negatively affect our business.

Historically, unit sales of motor vehicles, particularly new vehicles, have been cyclical, fluctuating with general economic cycles. During periods of economic downturn, such as the latter half of 2008 and 2009, new vehicle retail sales tend to experience periods of decline characterized by oversupply and weak demand. The automotive retail industry may experience sustained periods of decline in vehicle sales in the future, which could materially adversely affect our results of operations, financial condition or cash flows.

Automotive manufacturers exercise significant control over our operations and we depend on them in order to operate our business.

Each of our dealerships operates under franchise agreements with automotive manufacturers or related distributors. We are dependent on these parties because, without a franchise agreement, we cannot operate a new vehicle franchise or perform manufacturer authorized warranty service. Manufacturers exercise a great degree of control over the operations of our dealerships. For example, manufacturers can require our dealerships to meet specified standards of appearance, require individual dealerships to meet specified financial criteria such as the maintenance of a minimum of net working capital and a minimum net worth, impose minimum customer service and satisfaction standards, restrict the use of manufacturers’ names and trademarks and consent to the replacement of the dealership principal.

Our franchise agreements may be terminated or not be renewed by automotive manufacturers for a variety of reasons, including unapproved changes of ownership or management and other material breaches of the franchise agreements. We have, from time to time, not been compliant with various provisions of some of our franchise agreements. Our operations in the U.K. operate without local franchise law protection, and we are aware of efforts by certain manufacturers not to renew their franchise agreements with certain other retailers in the U.K. Although we believe that we will be able to renew all of our existing franchise agreements at expiration, if any of our significant existing franchise agreements or a large number of franchise agreements are not renewed or the terms of any such renewal are materially unfavorable to us, our results of operations, financial condition or cash flows could be materially adversely affected. In addition, actions taken by manufacturers to exploit their bargaining position in negotiating the terms of renewals of franchise agreements could also materially adversely affect our results of operations, financial condition or cash flows.

While U.S. franchise laws give us limited protection in selling a manufacturer’s product within a given geographic area, our franchise agreements do not give us the exclusive right to sell vehicles within a given area. In Europe, rules limit automotive manufacturers “block exemption” to certain anti-competitive rules in regards to establishing and maintaining a retail network. As a result, authorized retailers are able, subject to manufacturer facility requirements, to relocate or add additional facilities throughout the European Union, offer multiple brands in the same facility, allow the operation of service facilities independent of new car sales facilities, and ease restrictions on transfers of dealerships between existing franchisees within the European Union. Changes to these rules adverse to us could materially adversely affect our results of operations, financial condition or cash flows.

We depend on manufacturers to provide us with a desirable mix of popular new vehicles, which tend to produce the highest profit margins from vehicle sales. Manufacturers generally allocate their vehicles among dealerships based on the sales history of each dealership. Our inability to obtain sufficient quantities of the most popular models, whether due to sales declines at our dealerships or otherwise, could materially adversely affect our results of operations, financial condition or cash flows.

Our volumes and profitability may be adversely affected if automotive manufacturers reduce or discontinue their incentive programs.

Our dealerships depend on the manufacturers for sales incentives, warranties and other programs that promote and support vehicle sales at our dealerships. Some of these programs include customer rebates, dealer incentives, special financing or leasing terms, and warranties. Manufacturers frequently change their incentive programs. If manufacturers reduce or discontinue incentive programs, our results of operations, financial condition or cash flows could be materially adversely affected.

Adverse conditions affecting one or more automotive manufacturers may negatively impact our revenues and profitability.

Our success depends on the overall success of the line of vehicles that each of our dealerships sells. As a result, our success depends to a great extent on the automotive manufacturers’ financial condition, marketing, vehicle design, production and distribution capabilities, reputation, management and labor relations. For the nine months ended September 30, 2009, BMW/MINI, Toyota/Lexus brands, Honda/Acura and Audi brands accounted for 21%, 19%, 15% and 10%, respectively, of our total revenues. A significant decline in the sale of new vehicles manufactured by these manufacturers, or the loss or deterioration of our relationships with one or more of these manufacturers, could materially adversely affect our results of operations, financial condition or cash flows. No other manufacturer accounted for more than 10% of our total revenues for the nine months ended September 30, 2009.

Events such as labor strikes that may adversely affect a manufacturer may also materially adversely affect us, especially if these events were to interrupt the supply of vehicles or parts to us. Similarly, the delivery of vehicles from manufacturers at a time later than scheduled, which may occur during periods of new product introductions, could lead to reduced sales during those periods. In addition, any event that causes adverse publicity involving one or more automotive manufacturers or their vehicles may materially adversely affect our results of operations, financial condition or cash flows. For example, in January 2010, Toyota suspended the production of eight of its vehicle models, and expanded its previous recall for certain existing vehicles, due to reports of unintended vehicle acceleration. While we expect that may adversely impact our Toyota new and used unit sales for some period, the long-term impact of lower revenue due to suspension of Toyota vehicle sales as well as any related brand reputational risk, taken together with any potential increase in revenue from repair activities related to the Toyota recall, is difficult to predict.

Further restructuring of one of the U.S. based automotive manufacturers or a significant supplier may adversely affect our operations, as well as the U.S. automotive sector as a whole.

U.S. based automotive manufacturers have been experiencing decreasing U.S. market share in recent years. Beginning in 2008, these manufacturers have experienced significant operational and financial distress, due in part to shrinking market share in the U.S. and the recent limitation in worldwide credit capacity. In 2008 and 2009, certain of these manufacturers filed for bankruptcy protection. While we have limited exposure to those manufacturers in terms of the percentage of our overall revenue, further restructuring efforts by any one of them or restructuring efforts at any of the other manufacturers we represent would likely lead to significant disruption to our dealerships that represent them, including, but not limited to, a loss of availability of new vehicle inventory, reduced consumer demand for vehicle inventory, the loss of funding for existing or future inventory, non-payment of receivables due from that manufacturer, and/or the cancellation of our franchise agreement without cancellation of our underlying lease and other obligations. Such restructuring of one of these manufacturers could also impact other automotive manufacturers and suppliers. We cannot reasonably predict the impact to the automotive retail environment of any such disruption, but believe it would be significant and adverse to the industry as a whole. Any restructuring of a significant automotive supplier, due to limited liquidity or credit availability or otherwise, may have similar consequences.

Our failure to meet manufacturers’ consumer satisfaction requirements may adversely affect us.

Many manufacturers measure customers’ satisfaction with their sales and warranty service experiences through systems that are generally known as customer satisfaction indices, or CSI. Manufacturers sometimes use a dealership’s CSI scores as a factor in evaluating applications for additional dealership acquisitions. Certain of our dealerships have had difficulty from time to time in meeting their manufacturers’ CSI standards and we may be unable to meet these standards in the future. A manufacturer may refuse to consent to a franchise acquisition by us if our dealerships do not meet their CSI standards. This could materially adversely affect our acquisition strategy. In addition, because we receive incentive payments from the manufacturers based in part on CSI scores, future payments could be materially reduced or eliminated if our CSI scores decline.

Automotive manufacturers impose limits on our ability to issue additional equity and on the ownership of our common stock by third parties, which may hamper our ability to meet our financing needs.

A number of manufacturers impose restrictions on the sale and transfer of our common stock. The most prohibitive restrictions provide that, under specified circumstances, we may be forced to sell or surrender franchises (1) if a competing automotive manufacturer acquires a 5% or greater ownership interest in us or (2) if an individual or entity that has a criminal record in connection with business dealings with any automotive manufacturer, distributor or dealer or who has been convicted of a felony acquires a 5% or greater ownership interest in us. Further, certain manufacturers have the right to approve the acquisition by a third party of 20% or more of our common stock, and a number of manufacturers continue to prohibit changes in ownership that may affect control of our company.

Actions by our stockholders or prospective stockholders that would violate any of the above restrictions are generally outside our control. If we are unable to obtain a waiver or relief from these restrictions, we may be forced to terminate or sell one or more franchises, which could materially adversely affect our results of operations, financial condition or cash flows. These restrictions also may prevent or deter prospective acquirers from acquiring control of us and, therefore, may adversely impact the value of our common stock. These restrictions also may impede our ability to raise required capital or our ability to acquire dealership groups using our common stock may also be inhibited.

Risks Relating to our Acquisition Strategy

Growth in our revenues and earnings depends in large part on our ability to acquire and successfully operate new dealerships.

We expect to acquire new dealerships, however, we cannot guarantee that we will be able to identify and acquire additional dealerships in the future. Moreover, acquisitions may involve a number of risks, including:

•	integrating the operations and personnel of the acquired dealerships;

•	operating in new markets with which we are not familiar;

•	incurring unforeseen liabilities at acquired dealerships;

•	disruption to our existing business;

•	failure to retain key personnel of the acquired dealerships; and

•	impairment of relationships with employees, manufacturers and customers.

In addition, integrating acquired dealerships into our existing mix of dealerships may result in substantial costs, diversion of our management resources or other operational or financial problems. Unforeseen expenses, difficulties and delays that may be encountered in connection with the integration of acquired entities and the rapid expansion of operations could inhibit our growth, result in our failure to achieve acquisition synergies and require us to focus resources on integration rather than other more profitable areas. Acquired entities may subject us to unforeseen liabilities that we did not detect prior to completing the acquisition, or liabilities that turn out to be greater than those we had expected. These liabilities may include liabilities that arise from non-compliance with environmental laws by prior owners for which we, as a successor owner, may be responsible.

We may also be unable to identify successful acquisition candidates, or unable to complete acquisitions on acceptable terms on a timely basis. The magnitude, timing, pricing and nature of future acquisitions will depend upon various factors, including the availability of suitable acquisition candidates, the negotiation of acceptable terms, our financial capabilities, the availability of skilled employees to manage the acquired companies and general economic and business conditions. Further, we may need to borrow funds to complete future acquisitions, which funds may not be available. Furthermore, we have sold and may in the future sell dealerships based on numerous factors, which may impact our future revenues and earnings, particularly if we do not make acquisitions to replace such revenues and earnings.

Manufacturers’ restrictions on acquisitions may limit our future growth.

Our future growth via acquisition of automotive dealerships will depend on our ability to obtain the requisite manufacturer approvals. The relevant manufacturer must consent to any franchise acquisition and it may not consent in a timely fashion or at all. In addition, under many franchise agreements or under local law, a manufacturer may have a right of first refusal to acquire a dealership that we seek to acquire.

Some manufacturers limit the total number of their dealerships that we may own in a particular geographic area and, in some cases, limit the total number of their vehicles that we may sell as a percentage of that manufacturer’s overall sales. Manufacturers may also limit the ownership of stores in contiguous markets. To date, we have reached the limit of the number of Lexus dealerships we may own in the U.S., and we have reached certain geographical limitations with certain manufacturers in the U.S., such that without negotiated modifications to our agreements with those manufacturers we would not be able to acquire additional franchises of those brands in certain markets. If additional manufacturers impose or expand these types of restrictions, our acquisition strategy, results of operations, financial condition or cash flows could be materially adversely affected.

Other Business Risks

Substantial competition in automotive sales and services may adversely affect our profitability.

The automotive retail industry is highly competitive. Depending on the geographic market, we compete with:

•	franchised automotive dealerships in our markets that sell the same or similar new and used vehicles that we offer;

•	private market buyers and sellers of used vehicles;

•	Internet-based vehicle brokers that sell vehicles obtained from franchised dealers directly to consumers;

•	vehicle rental companies that sell their used rental vehicles;

•	service center chain stores; and

•	independent service and repair shops.

We also compete against automotive manufacturers in some retail markets, which may negatively affect our operating results, financial condition or cash flows. Some of our competitors may have greater financial, marketing and personnel resources and lower overhead and sales costs than us. We do not have any cost advantage over other franchised automotive dealerships when purchasing new vehicles from the automotive manufacturers.

In addition to competition for vehicle sales, our dealerships compete with other franchised dealerships to perform warranty repairs and with other automotive dealers, independent service center chains, independent garages and others in connection with our non-warranty repair, routine maintenance and parts business. A number of regional or national chains offer selected parts and services at prices that may be lower than our dealerships’ prices. We also compete with a broad range of financial institutions in arranging financing for our customers’ vehicle purchases.

In addition, customers are using the Internet to compare pricing for cars and related finance and insurance services, which may reduce our profit margins on those lines of business. Some websites offer vehicles for sale over the Internet without being a franchised dealer, although they must currently source their vehicles from a franchised dealer. If new vehicle sales made over the Internet are allowed to be conducted without the involvement of franchised dealers, or if dealerships are able to effectively use the Internet to sell outside of their markets, our business could be materially adversely affected. We could also be materially adversely affected to the extent that Internet companies acquire dealerships or ally themselves with our competitors’ dealerships.

The success of our distribution of the smart fortwo is directly impacted by availability and consumer demand for this vehicle.

We are the exclusive distributor of the smart fortwo vehicle in the U.S. and Puerto Rico. The profitability of this business depends upon the number of vehicles we distribute, which in turn is impacted by consumer demand for this vehicle. In 2008, we distributed 27,054 smart fortwo vehicles and for the nine months ended September 30, 2009, we distributed 12,774 vehicles. We believe demand for the smart fortwo is subject to the same general economic conditions, consumer confidence, personal discretionary spending, interest rates and credit availability that impact the retail automotive industry generally. Because the smart fortwo is a vehicle with high fuel economy, future demand may be more responsive to changes in fuel prices than other vehicles. In the event sales of the smart fortwo are less than we expect, our related results of operations and cash flows may be materially adversely affected.

We are subject to purchase commitments pursuant to the smart distribution agreement, which requires us to purchase a number of vehicles to be negotiated on an ongoing basis. In addition, we are potentially subject to a purchase commitment pursuant to the smart franchise agreement and state franchise laws in the event of franchise terminations. To the extent we are required to purchase vehicles that we are unable to distribute to franchised dealers, or repurchase vehicles from dealerships that we are unable to distribute to other franchised dealers, our results of operations, financial condition or cash flows may be adversely affected.

The smart fortwo is manufactured by Mercedes-Benz Cars at its Hambach, France factory. In the event of a supply disruption or if sufficient quantities of the smart fortwo are not made available to us, or if we accept vehicles and are unable to economically distribute those vehicles to the smart dealership network, our cash flows or results of operations may be materially adversely affected.

Our capital costs and our results of operations may be adversely affected by a rising interest rate environment.

We finance our purchases of new and, to a lesser extent, used vehicle inventory using floor plan financing arrangements under which we are charged interest at floating rates. In addition, we obtain capital for general corporate purposes, dealership acquisitions and real estate purchases and improvements, predominantly under floating interest rate credit facilities. Therefore, excluding the potential mitigating effects from interest rate hedging techniques, our interest expenses will rise with increases in interest rates. Rising interest rates may also have the effect of depressing demand in the interest rate sensitive aspects of our business, including new and used vehicles sales, because many of our customers finance their vehicle purchases. As a result, rising interest rates may have the effect of simultaneously increasing our costs and reducing our revenues, which could materially adversely affect our results of operations, financial condition or cash flows.

Our interest costs may also rise independent of general interest rates. For example, the dislocation of worldwide credit markets has resulted in an increase in the cost of capital for the captive finance subsidiaries that provide us financing for our inventory procurement. Certain of those companies have responded by increasing the cost of such financing to us. Materially increased interest costs could materially adversely affect our results of operations, financial condition or cash flows.

Our substantial indebtedness and lease commitments may limit our ability to obtain financing for acquisitions and may require that a significant portion of our cash flow be used for debt service, debt repayment and lease payments.

We have a substantial amount of indebtedness. As of September 30, 2009, we had approximately $1.1 billion of floor plan notes payable outstanding and approximately $1.0 billion of total non-floor plan debt outstanding, including $306.3 million of senior subordinated convertible notes currently expected to be redeemed in April 2011 or otherwise refinanced on or prior thereto. As of September 30, 2009, $159.0 million of term loans, $1.3 million of letters of credit and no revolving borrowings were outstanding under our U.S. credit agreement and outstanding loans under our U.K. credit agreement amounted to £66.4 million ($106.0 million), including £14.1 million ($22.6 million) under the term loan. As of September 30, 2009, we had the ability to draw on up to $358.3 million of unutilized debt capacity under our credit facilities.

We have historically structured our operations so as to minimize our ownership of real property. As a result, we lease or sublease substantially all of our dealerships properties and other facilities. These leases are generally for a period of between five and 20 years, and are typically structured to include renewal options at our election. Our total rent obligations under those leases, including extension periods we may exercise at our discretion and assuming constant consumer price indices, is currently estimated to be approximately $4.8 billion.

Our substantial debt and operating lease commitments could have important consequences. For example, they could:

•	make it more difficult for us to obtain additional financing in the future for our acquisitions and operations, working capital requirements, capital expenditures, debt service or other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flows from operations to repay debt and related interest rather than to other areas of our business;

•	limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties, making acquisitions or paying dividends;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	make us more vulnerable in the event of adverse economic or industry conditions or a downturn in our business.

Our ability to meet our lease and debt service and repayment obligations depends on our future performance, which will be impacted by general economic conditions and by financial, business and other competitive factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs, the actions of competitors, regulatory developments and delays in implementing our growth strategies. Our ability to meet our debt and lease obligations may depend on our success in implementing our business strategies, and we may not be able to implement our business strategies or the anticipated results of our strategies may not be realized.

If our business does not generate sufficient cash flow from operations or future sufficient borrowings are not available to us, we may not be able to service or repay our debt or leases or to fund our other liquidity needs. In that event, we may have to delay or cancel acquisitions, sell equity securities, sell assets or restructure or refinance our debt. If we are unable to service or repay our debt or leases, we may not be able to pursue these options on a timely basis or on satisfactory terms or at all. In addition, the terms of our existing or future franchise agreements, agreements with manufacturers or debt agreements may prohibit us from adopting any of these alternatives.

If we are unable to refinance or repay our 3.5% senior subordinated convertible notes in April 2011, our overall liquidity position may be materially adversely affected.

In January 2006, we issued $375.0 million aggregate principal amount of 3.50% senior subordinated convertible notes due 2026 (the “Convertible Notes”), of which $306.3 million are currently outstanding. Holders of the Convertible Notes may require us to purchase all or a portion of their Convertible Notes for cash on April 1, 2011, at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest, if any, to the applicable purchase date. We currently expect to redeem the Convertible Notes in April 2011 or otherwise refinance the notes on or prior thereto. If our business does not generate sufficient cash flow from operations or future sufficient borrowings are not available to us, we may not be able to refinance or repay the Convertible Notes. In that event, we may have to delay or cancel acquisitions, sell equity securities, sell assets or restructure or refinance the Convertible Notes and our other indebtedness. If these efforts are not successful, our results of operations, financial condition and cash flows may be materially adversely impacted, including by resulting in cross-defaults of substantially all of our other indebtedness.

Our inability to raise capital for the purchase of vehicle inventory or otherwise could adversely affect us.

We depend to a significant extent on our ability to finance the purchase of inventory in the form of floor plan financing. Floor plan financing is financing from a vehicle manufacturer or third party secured by the vehicles we sell. Our dealerships borrow money to buy a particular vehicle from the manufacturer and generally pay off the floor plan financing when they sell the particular vehicle, paying interest during the interim period. Our floor plan financing is secured by substantially all of the assets of our automotive dealership subsidiaries. Our remaining assets are pledged to secure our credit facilities. This may impede our ability to borrow from other sources.

Most of our floor plan lenders are associated with manufacturers with whom we have franchise agreements. Consequently, the deterioration of our relationship with a manufacturer could adversely affect our relationship with the affiliated floor plan lender and vice versa. Any inability to obtain floor plan financing on customary terms, or the termination of our floor plan financing arrangements by our floor plan lenders, could materially adversely affect our results of operations, financial condition or cash flows.

We require substantial capital in order to acquire and renovate automotive dealerships. This capital has historically been raised through public or private financing, including through the issuance of debt or equity securities, sale-leaseback transactions and other sources. Availability under our credit agreements may be limited by the covenants and conditions of those facilities and we may not be able to raise additional funds. If we raise additional funds by issuing equity securities, dilution to then existing stockholders may result. If adequate funds are not available, we may be required to significantly curtail our acquisition and renovation programs, which could materially and adversely affect our growth strategy.

Our failure to comply with our debt and operating lease covenants could have a material adverse effect on our business, financial condition or results of operations.

Our U.S. credit agreement, U.K. credit agreement, and certain operating leases contain financial and operating covenants. A breach of any of these covenants could result in a default under the applicable agreement. If a default were to occur, we would likely seek a waiver of that default, attempt to reset the covenant, or refinance the instrument and accompanying obligations. If we were unable to obtain this relief, the default could result in the acceleration of that debt or lease obligation. In addition, these agreements, as well as the indentures that govern our 7.75% notes and our 3.5% convertible notes, contain cross-default provisions such that a default under one agreement could result in a default under all of our significant financing and operating agreements. If a default and/or cross default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Any of these events, if they occur, could materially adversely affect our results of operations, financial condition, and cash flows.

We depend on the performance of sublessees to offset costs related to certain of our lease agreements and if the sublessees do not perform as expected, we could experience a material adverse effect on our business, financial condition or results of operations.

Since 1999, we have sold a number of dealerships to third parties. As a condition to the sale, we have at times remained liable for the lease payments relating to the properties on which those franchises operate. We are also party to lease agreements on properties that we no longer use in our retail operations that we have sublet to third parties. The aggregate rent paid by the tenants on those properties during the nine months ended September 30, 2009 was approximately $11.3 million and, in aggregate, we guarantee or are otherwise liable for approximately $197.9 million of lease payments, including lease payments during available renewal periods. We rely on the subtenants to pay the associated rent and maintain the property. In the event the subtenant does not perform as expected (due to their financial condition or other factors such as the market performance of the underlying vehicle manufacturer), we may not be able to recover amounts owed to us. In either event, we could be required to fulfill these obligations, which could materially adversely affect our results of operations, financial condition or cash flows.

Property loss, business interruptions or other liabilities at some of our dealerships could impact our results of operations.

The automotive retail business is subject to substantial risk of property loss due to the significant concentration of property values at dealership locations, including vehicles and parts. We have historically experienced business interruptions at several of our dealerships due to adverse weather conditions or other extraordinary events, such as wild fires in California or hurricanes in Florida. Other potential liabilities arising out of our operations involve claims by employees, customers or third parties for personal injury or property damage and potential fines and penalties in connection with alleged violations of regulatory requirements. To the extent we experience future similar events, our results of operations, financial condition or cash flows may be materially adversely impacted.

We rely on the management information systems at our dealerships, which are licensed from third parties and are used in all aspects of our sales and service efforts, as well as in the preparation of our consolidating financial and operating data. These systems are principally provided by one supplier in the U.S. and one supplier in the U.K. To the extent these systems become unavailable to us for any reason, or if our relationship deteriorates with either of our two principal suppliers, our business could be significantly disrupted which could materially adversely affect our results of operations, financial condition and cash flow.

If we lose key personnel or are unable to attract additional qualified personnel, our business could be adversely affected.

We believe that our success depends to a significant extent upon the efforts and abilities of our executive management and key employees, including, in particular, Roger S. Penske, our Chairman and Chief Executive Officer. In addition, certain of our agreements provide the counterparty with certain rights in the event Mr. Penske no longer participates in our business. For example, the general distribution agreement pursuant to which we distribute the smart fortwo provides smart gmbh the right to terminate in the event Mr. Penske is not participating in the smart distribution business (for any reason) and a replacement satisfactory to smart gmbh is not appointed within a reasonable period of time. Additionally, our business is dependent upon our ability to continue to attract and retain qualified personnel, including retaining dealership management in connection with acquisitions.

We generally have not entered into employment agreements with our key personnel. The loss of the services of one or more members of our senior management team, including, in particular, Roger S. Penske, could have a material adverse effect on us. We do not have key man insurance for any of our executive officers or key personnel. The loss of any of our key employees or the failure to attract qualified managers could have a material adverse effect on our business.

We are subject to substantial regulation, claims and legal proceedings, any of which could adversely affect our profitability.

A number of regulations affect the marketing, selling, financing, distributing and servicing of automobiles. These laws also regulate our conduct of business, including our advertising, operating, financing, employment and sales practices. Our foreign operations are subject to similar regulations in their respective jurisdictions.

Our financing activities with customers are subject to truth-in-lending, consumer leasing, equal credit opportunity and similar regulations, as well as motor vehicle finance laws, installment finance laws, insurance laws, usury laws and other installment sales laws. Some jurisdictions regulate finance fees that may be paid as a result of vehicle sales and have increased scrutiny of advertising, sales, and finance and insurance activities in the sale and leasing of motor vehicles. In the event of regulation restricting our ability to generate revenue from arranging financing for our customers, we could be adversely affected. We could also be susceptible to claims or related actions if we fail to operate our business in accordance with applicable laws. Claims arising out of actual or alleged violations of law may be asserted against us or any of our dealers by individuals, either individually or through class actions, or by governmental entities in civil or criminal investigations and proceedings. Such actions may expose us to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including suspension or revocation of our licenses and franchises to conduct dealership operations.

We are involved in legal proceedings in the ordinary course of business including litigation with customers regarding our products and services, and expect to continue to be subject to claims related to our existing business and any new business. A significant judgment against us or the imposition of a significant fine could have a material adverse effect on our business, financial condition and future prospects.

If state franchise laws in the U.S. are repealed or weakened, our dealership franchise agreements will be more susceptible to termination, non-renewal or renegotiation.

State franchise laws in the U.S. generally provide that an automotive manufacturer may not terminate or refuse to renew a franchise agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or non-renewal. Some state franchise laws allow dealers to file protests or petitions or to attempt to comply with the manufacturer’s criteria within the notice period to avoid the termination or non-renewal. If franchise laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without advance notice, an opportunity to cure, or a showing of good cause. Without the protection of state franchise laws, it may also be more difficult for our U.S. dealerships to renew their franchise agreements upon expiration, which could materially adversely affect our results of operations, financial condition or cash flows. Jurisdictions outside the U.S. generally do not have these laws and, as a result, operate without these protections.

Our dealerships are subject to environmental regulations that may result in claims and liabilities which could be material.

We are subject to a wide range of environmental laws and regulations, including those governing discharges into the air and water, the operation and removal of storage tanks, and the use, storage and disposal of hazardous substances. Our dealerships, and service, parts and body shop operations in particular use, store and contract for recycling or disposal of hazardous materials. Any non-compliance with these regulations could result in significant fines, penalties and remediation costs which could adversely affect our results of operations, financial condition or cash flows.

In the U.S., we may also have liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under federal and state statutes. In that case, regulations may make us responsible for liability relating to the investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination. In connection with our acquisitions, it is possible that we will assume or become subject to new or unforeseen environmental costs or liabilities, some of which may be material. In connection with dispositions of businesses, or dispositions previously made by companies we acquire, we may retain exposure for environmental costs and liabilities, some of which may be material.

An expanding trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus any changes in environmental laws and regulations that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our results of operations and financial condition. Vehicle manufacturers are subject to federally mandated corporate average fuel economy standards, which will increase substantially over the next several years. Furthermore, in response to recent studies suggesting that emissions of carbon dioxide and certain other gases, referred to as “greenhouse gases,” may be contributing to warming of the Earth’s atmosphere, climate change-related legislation to restrict greenhouse gas emissions is being considered at the state and federal level to reduce emissions of greenhouse gases. Significant increases in fuel economy requirements or new federal or state restrictions on emissions of carbon dioxide that may be imposed on vehicles and automobile fuels could adversely affect demand for the vehicles that we sell. Environmental laws and regulations are complex and subject to change. Compliance with any new or more stringent laws or regulations, stricter interpretations of existing laws, or the future discovery of environmental conditions could require additional expenditures by us which could materially adversely affect our results of operations, financial condition or cash flows.

Our principal stockholders have substantial influence over us and may make decisions with which you disagree.

Penske Corporation through various affiliates beneficially owns 40% of our outstanding common stock and is expected to beneficially own 35% of our outstanding stock assuming completion of this offering and no exercise of the underwriters’ option to purchase additional shares. In addition, Penske Corporation and its affiliates have entered into a stockholders agreement with our second largest stockholder, Mitsui & Co., Ltd. and one of its affiliates, pursuant to which they have agreed to vote together as to the election of our directors. Collectively, these two groups beneficially own 57% of our outstanding stock and are expected to beneficially own 52% of our outstanding common stock assuming completion of this offering and no exercise of the underwriters’ option to purchase additional shares. As a result, these persons have the ability to control the composition of our Board of Directors and therefore they may be able to control the direction of our affairs and business. This concentration of ownership, as well as various provisions contained in our agreements with manufacturers, our certificate of incorporation and bylaws and the Delaware General Corporation Law, could have the affect of discouraging, delaying or preventing a change in control of us or unsolicited acquisition proposals. These provisions include the stock ownership limits imposed by various manufacturers and our ability to issue “blank check” preferred stock and the “interested stockholder” provisions of Section 203 of the Delaware General Corporation Law.

Some of our directors and officers may have conflicts of interest with respect to certain related party transactions and other business interests.

Some of our executive officers also hold executive positions at other companies affiliated with our largest stockholder. Roger S. Penske, our Chairman and Chief Executive Officer, is also Chairman and Chief Executive Officer of Penske Corporation, a diversified transportation services company. Robert H. Kurnick, Jr., our President and a director, is also President of Penske Corporation and Hiroshi Ishikawa, our Executive Vice President — International Business Development and a director, serves in a similar capacity for Penske Corporation. Much of the compensation of these officers is paid by Penske Corporation and not by us, and while these officers have historically devoted a substantial amount of their time to our matters, these officers are not required to spend any specific amount of time on our matters. Furthermore, one of our directors, Richard J. Peters serves as a director of Penske Corporation. In addition, Penske Corporation owns Penske Motor Group, a privately held automotive dealership company with operations in southern California. Periodically, we have purchased or sold real property and improvements to Automotive Group Reality, a wholly-owned subsidiary of Penske Corporation, which in some cases we have then leased. Due to their relationships with these related entities, Messrs. Ishikawa, Kurnick, Penske, and Peters may have a conflict of interest in making any decision related to transactions between their related entities and us, or with respect to allocations of corporate opportunities.

Penske Corporation has pledged its shares of common stock to secure a loan facility.

Penske Corporation and certain of its affiliates have pledged 36,112,044 shares of our common stock as collateral to secure a loan facility. If a default under the loan facility were to occur, Penske Corporation would likely seek a waiver of that default, attempt to reset any covenant breached, or refinance the instrument and accompanying obligations. If it were unable to obtain this relief, under certain circumstances, the lenders under these loans could elect to foreclose on these shares. The market price of our common stock could materially decline if the lenders were to sell the pledged shares in the open market. In addition, a foreclosure on the shares by the lenders could materially affect Penske Corporation’s voting rights relating to our Company and our relationships with the automotive manufacturers we represent. See “— Automotive manufacturers impose limits on our ability to issue additional equity and on the ownership of our common stock by third parties, which may hamper our ability to meet our financing needs.” A substantial decrease in Penske Corporation’s ownership of our Company could also lead to a default under or termination of existing or future agreements of ours. For example, the trademark agreement pursuant to which we license the “Penske” name could be terminated 24 months after the date that Penske Corporation and certain of its affiliates no longer own at least 20% of our voting stock.

Our operations outside the U.S. are subject to foreign currency risk and other risks associated with operating in foreign jurisdictions.

In recent years, between 30% and 40% of our revenues have been generated outside the U.S., predominately in the United Kingdom. As a result, we are exposed to the risks involved in foreign operations, including:

•	changes in foreign currency rates;

•	changes in international tax laws and treaties, including increases of withholding and other taxes on remittances and other payments by subsidiaries;

•	tariffs, trade barriers, and restrictions on the transfer of funds between nations;

•	changes in international governmental regulations;

•	the impact of local economic and political conditions;

•	the impact of European Commission regulation and the relationship between the United Kingdom and continental Europe; and

•	the impact of limited franchise protection in Europe.

If our operations outside the U.S. fail to perform as expected, we may be adversely impacted. In addition, our results of operations and financial position are reported in the local currency and are then translated into U.S. dollars at applicable foreign currency exchange rates for inclusion in our consolidated financial statements. As exchange rates fluctuate, particularly between the U.S. and U.K., our results of operations as reported in U.S. dollars will fluctuate. For example, if the U.S. dollar were to strengthen against the U.K. pound, our U.K. results of operations would translate into less U.S. dollar reported results.

Because a significant portion of our new vehicle business involves the sale of vehicles, vehicle parts or vehicles composed of parts that are manufactured outside the region in which they are sold, our operations are subject to customary risks associated with imported merchandise, including fluctuations in the relative value of currencies, import duties, exchange controls, differing tax structures, trade restrictions, transportation costs, work stoppages and general political and economic conditions in foreign countries. Any of those fluctuations could materially affect our operations and our ability to purchase imported vehicles and parts at competitive prices as compared to products manufactured in the U.S., which could materially adversely affect our business.

Our investments in joint ventures subject us to additional business risks, including the potential for future impairment charges if the joint ventures do not perform as expected.

We have invested in a variety of joint ventures, including retail automotive operations in Germany and a 9.0% limited partnership interest in Penske Truck Leasing (“PTL”). The net book value of our joint venture investments, including PTL, was $297.2 million, as of September 30, 2009. We expect to receive future operating distributions from our joint venture investments and to realize U.S. tax savings as a result of the investment in PTL. These benefits may not be realized if the joint ventures do not perform as expected, or if changes in tax, financial or regulatory requirements, changes in the financial health of the joint venture customers, labor strikes or work stoppages, lower asset utilization rates or industry competition negatively impact the results of the joint venture operations. In addition, if any of the businesses do not perform as expected, we may recognize an impairment charge which could be material and which could adversely affect our financial results for the periods in which any charge occurs.

We may write down the value of our goodwill or franchises which could have a material adverse impact on our results of operations and stockholders’ equity.

We have an aggregate of $1,009.9 million of goodwill and franchise value on our consolidated balance sheet as of September 30, 2009. These intangible assets are subject to impairment assessments at least annually (or more frequently when events or circumstances indicate that an impairment may have occurred) by applying a fair-value based test. In the fourth quarter of 2008, we recorded a $606.3 million pre-tax goodwill impairment charge and a $37.1 million pre-tax franchise value impairment charge. If the growth assumptions embodied in our impairment tests prove inaccurate, we may incur incremental impairment charges. In particular, a decline of 10% or more in the estimated fair market value of our U.K. reporting unit or a decline in the market value of our common stock compared to its value as of September 30, 2009 would likely yield a further significant write down of the goodwill attributable to our U.K. reporting unit. The net book value of the goodwill attributable to the U.K. reporting unit as of September 30, 2009 is approximately $336.3 million, a substantial portion of which would likely be written off if step one of the impairment test indicates impairment. If we experienced such a decline in our other reporting units, we would not expect to incur significant goodwill impairment charges. However, a 10% reduction in the estimated fair value of our franchises would result in incremental franchise value impairment charges of approximately $10.0 million. Any such impairment losses could materially adversely affect our shareholders’ equity and other results of operations.